                                                                    Exhibit 12.1
                            PAYLESS SHOESOURCE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         FOR THE LAST THREE FISCAL YEARS



                                         Jan. 29,      Jan. 30,      Jan. 31,
(Thousands, except per share)              2000          1999           1998
                                         --------      --------       --------


Earnings Available for Fixed Charges:
-------------------------------------


Pretax earnings                          $226,991      $224,467       $214,348


Fixed Charges (Interest expense plus
 interest component of rent)               81,501        72,234         85,345
                                         --------      --------       --------

                                         $308,492      $296,701       $299,693
                                         ========      ========       ========



Fixed Charges:
--------------

Gross interest expense                   $  8,412      $  1,876       $  1,246



Interest factor attributable
 to rent expense                           73,089        70,358         84,099
                                         --------      --------       --------


                                           81,501        72,234         85,345
                                         ========      ========       ========


Ratio of Earnings
 to Fixed Charges                        $    3.8      $    4.1       $    3.5
                                         ========      ========       ========